Exhibit 10.3

SUBLEASE AGREEMENT

This sublease agreement (hereinafter the “Agreement”, “Sublease Agreement”) was concluded on 3 November 2003 in Warsaw by and between:

Microsoft sp. z o.o., with its seat in Warsaw at ul. Grzybowska 80/82, entered in the National Court Register with the reference number KRS 0000056838, represented by Tomasz Bochenek, the President of the Management Board (hereinafter referred to as the “Lessee”), and

Bowne Global Solutions sp. z o.o., with its seat at ul. Lipinska 4 in Warsaw, entered in the National Court Register with the reference number KRS 0000115818, represented by Michał Dembinski, the President of the Management Board (hereinafter referred to as the “Sublessee”).

ARTICLE 1

CONTRACTUAL TERMS AND DEFINITIONS

1.1.	Terms and definitions. Any reference made in this Agreement to the following terms shall include and relate to the information and definitions following a given term herein.

(a)	Address of the Premises: 02-222 Warszawa, Al. Jerozolimskie 195A

(b)	the Building (“Building”) – office building erected on the real property where the Premises are located.

(c)	the Real Property – the real property located in Warsaw at Al. Jerozolimskie 195 A.

(d)	the premises shall mean the premises with the area of 347.7 sq. m. (say: three hundred and forty seven and seven tenths square meters) located on the second floor of the Building.

(e)	the Commencement Date (see: Art. 3).

(f)	the Term of the Agreement: Term of the Agreement, Extension Option (see: Art.3).

(g)	the Use of the Premises (see: Art. 7).

(h)	the Basic Rent (see: Art. 4):

monthly, for the area of Premises, constituting a PLN equivalent of EUR 16.50 (sixteen euro and fifty cents) for one square meter of the area of the Premises. The amount is net of VAT.

(i)	the Utility and Service Fee (see: Art. 5)

monthly – a PLN equivalent of EUR 3.75 as the utility and service fee for one square meter of the area of the Premises. The amount is net of VAT.

(j)	the Parking Fee (see: Art. 2):

monthly – a PLN equivalent of EUR 20.00 (twenty) for one parking place in the car park outside the building at the Leclerc supermarket.

The said amounts are net of VAT.

(k)	the Sublease Year: first 12 (twelve) full calendar months of the sublease term (within the meaning of Art. 3 of the Agreement) and each consecutive period of twelve months.

(l)	Provisions: provisions, orders, administrative decisions and internal rules, including without limitation: provisions on the construction and land development, health care provisions, provisions on energy supply and fire protection (jointly referred to as the “Provisions”).

1.2.	the Appendices: The following appendices are enclosed to the Agreement and are a part thereof by virtue of this reference.

(a)	Appendix A – Premises Outline

(b)	Appendix B – Excerpts from the National Court Register records of the Lessee and Sublessee

(c)	Appendix C – the European standards for measuring the usable/leased area.

ARTICLE 2

SUBJECT MATTER OF THE AGREEMENT

2.1.	Premises. The Lessee shall sublease the Premises to the Sublessee starting from the Commencement Date. The Building is new, commissioned for use based on a permit for use issued on 31 October 2003. The Sublessee is aware that the rights under the sublease agreement shall not exceed the rights under the lease agreement by virtue of which the Lessee is entitled to use the part of the Building where the Premises are located. The Lessee shall not be liable against the Sublessee for incidents resulting from the malperformance of the lease agreement concluded between the Lessee and the lessor, whose copy is enclosed to this Agreement.

2.2.	On the Commencement Date, the area of the Premises has been measured in accordance with the European Standards (the “European Standards”) and amounts to 347.7 square meters. The European Standards are also used for measuring the leased/usable area in the Building to calculate the Utility and Service Fee. In accordance with the calculation of the area of the floor provided by the lessor, the area of 347.7 square meters forms the basis for calculation of the Utility and Service Fee.

2.3.	Parking area. The Sublessee shall have the right to use 5 parking places in the ground car park outside the Building at the Leclerc supermarket.

The principles and conditions for the car park operation shall be provided to the Sublessee on the Commencement Date.

2.4.	Procedure of Turning Over. The Parties agree that at the Commencement Date or on any other day agreed by the Parties, the Parties’ representatives shall meet in the Premises in order to prepare information for the lessor of faults and defects in the Premises, if any.

For the avoidance of doubts, the period of Lowered Rent shall remained unchanged if the Commencement Date falls after 3 November 2003.

On turning over the Premises the Parties shall sign the transfer and receipt protocol. Should such a need arise, the protocol shall contain the faults and defects discovered upon the receipt. The Lessee shall notify the lessor of those faults and defects, and he should endeavour to cause an immediate removal thereof.

ARTICLE 3

TERM OF THE AGREEMENT

3.1.	Term of the Agreement. The term of this Agreement shall commence on 3 November 2003 (the “Commencement Date”) and shall end on the last day of the month after 7 (seven) full years have passed since the Commencement Date (the “Term of the Agreement”).

3.2.	Extension Option. Provided that the Lessee has extended the term of the lease agreement concluded with the lessor by 3 (three) subsequent years and has offered the Sublessee the extension of the Sublease before the expiry of the Term of the Agreement, the Sublessee may, within 7 (seven) days of the receipt of the letter from the Lessee, extend this Agreement by 3 (three) subsequent years on the same terms and conditions as specified in this Agreement. If the Term of the Agreement has been extended, all the references to the sublease period or the last year of the sublease shall apply to the extended Term of the Agreement or the last year thereof, respectively. After the expiry of the said 3-year period, the Agreement shall be deem the sublease agreement for an indefinite period, which may be terminated by either Party subject to 2-year written notice. Either Party may terminate the Agreement before the expiry of the aforesaid 3-year period subject to 6-month written notice.

ARTICLE 4

RENT

1.1.	Rent. The Basic Rent for the Premises and the Parking Fee are specified in Art. 1 of this Agreement. The Sublessee shall pay the Basic Rent and the Parking Fee monthly in advance, after receiving from the Lessee the documents referred to herein. The Rent for a part of a calendar month shall be calculated pro rata to the length of such period and as the monthly rent divided by 30 (thirty) and multiplied by the number of days in the partial sublease month for which the rent is payable. Payment shall be made to the Lessee’s bank account indicated by the Lessee in writing.

4.2.	Adjustments. The Basic Rent and Parking Fee shall be increased or decreased on a yearly basis in accordance with the EU 15 consumer price index announced by EUROSTAT. The first adjustment shall be made after one year of the Commencement Date (i.e. within the first month on which all necessary data are available to calculate the index), and it shall retroact from the beginning of the new Sublease Year (after the adjusted rent the Lessee shall charge the Sublessee with the additional payment for the preceding month of the Lease Year, if any, but without interest if a prior calculation was not possible due to the lack of data), save for the first year of the duration of the Agreement, for which no adjustments shall be made. In the case of the lack of the index specified above, the Parties shall apply an index indicated by the Lessee and the Lessor based on the lease agreement.

4.3.	Lowered Rent. Having regard for the long duration of this Sublease Agreement, during the first nine months of the Term of this Agreement, the Sublessee shall pay a rent calculated as 1/9 of the Basic Rent specified in Art. 1, i.e. EUR 1.83 for the square meter of the area of Premises. The Rent referred to in the previous sentence shall be paid in the ninth month after the Commencement Date for the full period of nine month.

4.4.	Method of payment. Payment of the Rent, Parking Fee, Utility and Service Fee and any other amounts due under this Agreement shall be made against a duly issued invoice, which should be delivered to the Lessee at least 5 (five) days before the payment date. Should the invoice or equivalent document be delivered with delay, the Sublessee may postpone the payment by as many business days as the aforesaid documents were delayed.

ARTICLE 5

UTILITY AND SERVICE COSTS

5.1.	Utility and Service Fee. Within the Term of the Agreement, the Sublessee shall pay the Lessee a part of the Utility and Service Costs (the part shall form the “Utility and Service Fee”).

5.2.	The Parties agree that in the first year of the Term of the Agreement the Sublessee shall pay the Lessee a flat-rate Utility and Service Fee in the amount of EUR 3.76 per one square meter of the leased area.

5.3.	The Utility and Service Costs paid by the Sublessee to the Lessee shall include both: (i) fees for the services which the Lessee and the lessor settle at costs, i.e. HVAC (heating, ventilation and air-conditioning), cleaning and water used by the Lessee (excluding power, which shall be measured separately), which are not covered by the definition of the Utility and Service Fee which is paid by the Lessee to the lessor under the lease agreement and (ii) fees included in the Utility and Service Fee which is paid by the Lessee to the lessor, which include:

(a)	costs of power supplied to the Common Area, including appropriate emergency power generator for the Common Area;

(b)	costs of water used in the Common Area;

(c)	costs of heating, ventilation and air-conditioning of the Common Area;

(d)	costs of all justified and necessary repairs, maintenance and service of car parks, sidewalks and grounds, including all the external lights and clearing of snow of all the sidewalks, access roads and car parks in the Building area, including the costs of ordinary materials and means used for any maintenance, repair, service and replacement, which are not depreciated in accordance with the applicable Provisions or generally accepted accounting principles.

(e)	reasonable customary administration fee payable to the lessor or his representative who administers the Building (in accordance with the conditions prevailing on the local market for comparable building).

(f)	Insurance premiums paid by the lessor calculated pro rata to the Common Area;

(g)	Building maintenance (excluding repairs and modernization), including service of lifts in the Building insofar as they are not covered by warranty or guarantee;

(h)	costs of repair, service, maintenance and replacement of fixtures in the Building, systems and networks within the boundaries of the Building made upon the Sublessee’s request.

(i)	costs of disposing waste and keeping the area in an orderly condition;

(j)	costs of means and materials used for maintenance, service and repair of the Common Area, including costs of sanitary articles, cleaning agents, bulbs, starters, fuses and other electric articles, paper and paper articles used in the Common Area;

(k)	twenty-four-hour guard arrangement including closed-circuit television;

(l)	cleaning of the Common Area (excluding costs of means, materials and waste disposal indicated in para. (i) and (j) above);

(m)	tax on real property, including land tax;

(n)	clearing of snow;

(o)	cleaning windows (from outside);

(p)	fire protection;

(q)	costs of the main reception, provided the Lessee is charged therefor.

5.4.	The Utility and Service Fee shall be calculated based on the following formula:

SC = OC x	PA
BA

where:

SC shall mean Utility and Service Fee,

OC shall mean Utility and Service Costs,

PA shall mean the area of the Premises leased under the Agreement (approx. 347.7 m2). BA shall mean the office area leased by the Lessee from the Lessor, i.e. approx. 5,581 square meters. The Lessee shall notify the Sublessee of the final BA volume after he has received respective calculations from the lessor. If the Lessee leases additional area in the building or withdraws from a part of area used, such a change shall influence the calculation of the Utility and Service Fee. The Lessee shall notify the Sublessee thereof.

5.5.	Exclusions from Utility and Service Fee. Services measured separately. Use of power by the Sublessee in the Premises used by him shall be excluded from the Utility and Service Fee. The use of power shall be calculated separately in respect of the Premises. Before the Commencement Date the Sublessee shall arrange the installation of appropriate counters in the Premises at his own expense. The Sublessee shall pay the amounts due in accordance with the indication of the counters. If the Lessee has paid the amount due for power, the Sublessee shall reimburse the incurred costs upon Lessee’s request.

5.6.	Payment of Utility and Service Fee. The Utility and Service Fee shall be paid along with the Rent in such a form that the Sublessee shall pay the Utility and Service Fee in advance in the amount being an equivalent of EUR 3.75 per square meter of the Premises. Within 4 (four) months of the end of a given Sublease Year, the Lessee shall present the Sublessee with a calculation of the Operating Costs and the Service Fee. Any and all calculations of the Utility and Service Fee shall be made based on factual and reasonable costs. Upon the Sublessee’s request the Lessee shall present him the documents underlying the lessor’s settlements for a given year, of the amounts paid by the Lessee for the utility and service costs.

Any and all expenses in respect of the Utility and Service Costs shall be settled within 4 (four) months of the end of a given Lease Year; any overpayments shall be deducted from the Utility and Service Fee for one or more consecutive months and any underpayments shall be charged to the Utility and Service Fee for the next month.

The amount of the prepayment for the next Sublease Year shall be determined based upon the Utility and Service Fee due and payable for the prior Sublease Year, calculated by the Lessee in accordance with the Agreement and shall retroact from the beginning of the Sublease Year. Any overpayments shall be deducted from the Utility and Service Fee for one or more consecutive months and any underpayments shall be charged to the Utility and Service Fee for the next month.

ARTICLE 6

MEDIA AND SERVICES

6.1.	The Lessee shall ensure that the Sublessee use the media that are to be arranged by the Lessor, i.e.: ordinary drinking water (warm and cold) from the municipal water supply system, power, gas, sewage system and the telephone network on or before the day on which the Term of the Agreement commences. The Sublessee shall obtain the installation of telephones in the Premises upon the Lessee’s consent, which shall not be denied without reasonable grounds. Invoices for phone services to be paid by the Sublessee are not included in the fees.

6.2.	The Lessee shall arrange for cleaning the Premises and he shall charge the Sublessee with an appropriate part of the costs thereof, unless the Sublessee concludes an appropriate agreement on cleaning the Premises with a party that was approved in writing by the Lessee.

6.3.	Interruption in the supply of Services or Media. Should the Lessee terminate the lease agreement between him and the lessor before the expiry of the Term of the Agreement due to an interruption in the supply of services or media, or any other reason, this Sublease Agreement shall expire upon the expiry of the lease agreement. The Lessee shall notify the Sublessee at his earliest convenience of his intention to do so.

6.4.	Lessee’s security systems. The Sublessee shall have the right and obligation to use the security system applied by the Lessee to the extent indicated by him.

6.5.	Lessor’s right of inspection. The Sublessee understands that in accordance with the lease agreement the lessor shall have the right to enter the demised premises,

including the Premises. The Sublessee shall respect that right. The Lessee, as the entity liable against the lessor under the lease agreement, may also enter the Premises to the reasonable extent without impeding the Sublessee’s normal operation. The access to the Premises may be limited for reasons of confidentiality of the Sublessee’s information and activities.

6.6.	Administration services. The Sublessee understands that according to the lease agreement the lessor or any other party indicated by him shall provide administration services in respect of the real property. The Lessee shall cooperate with the lessor and provide him assistance in all circumstances where such cooperation and assistance are required for the administration services being provided smoothly and properly. The Lessee shall notify the lessor in writing of any and all incidents in respect of the administration of the Building or Premises, which require an action on the lessor’s part. The Sublessee understands this and shall duly perform his obligation to cooperate and to notify the Lessee in writing of any incidents in respect of administration, which require an action on the lessor’s part.

6.7.	Additional services. In accordance with the lease agreement the Lessee may commission the lessor with additional services, not provided for in the agreement, based on a separate agreement and at market prices or he may commission a third party therewith. Should the Sublessee wish to avail himself of such services, he shall notify the Lessee thereof, and upon obtaining the Lessee’s consent he may apply to the lessor for the conclusion of an agreement to this end.

ARTICLE 7

USE OF PREMISES

7.1.

Designated purpose. The Sublessee may use the Premises (i) as a general office and the Management Board office, (ii) for the Sublessee’s operation and sale of products and for training in respect of the products, (iii) for R&D and (iv) for other purposes permitted by law which do not infringe the permit for use of the Building. The Sublessee understands that the permit for use obtained by the lessor specifies the designated purpose of the Building as the office area, and the Sublessee accepts that his presentations, R&D and other activities shall be within this general designated purpose. The Sublessee may enter the Premises and parking places for twenty-four hours a day and throughout the year.

7.2.	The Sublessee shall undertake against the Lessee to provide assistance to the lessor in obtaining necessary permits and consents, if such assistance is required by the authorities granting such permits. The Sublessee shall obtain any special permits and a concession to conduct its activity.

7.3.	Prohibited acts. No acts that are contrary to any provisions of law or to requirements of any competent authorities or institutions shall be performed in the Premises or in the surrounding thereof. The Sublessee shall keep the Premises in an orderly condition and shall not perform acts or store things in the Premises or the surrounding thereof which might make it impossible to conclude a standard insurance agreement, generally used in Poland, in respect of the Premises or which might result in the insurance policy being invalid.

7.4.	Use of the systems. In accordance with the lease agreement the lessor shall instruct the Lessee on the use of air-conditioning and heating systems in the Premises so that the systems operate properly in the Building and the Common Area. The Lessee shall endeavour that the lessor also instruct the Sublessee, and should the lessor deny it, the Lessee shall instruct the Sublessee thereon and the Sublessee shall comply with the instructions. The Sublease may not use or abandon the use of air-conditioning and heating systems in the Premises if this adversely affects the use of the Building and the Common Area by other users. The Sublessee may not operate or use any measuring devices. The Sublessee may not have any system removed if this affects adversely the use of the Building or the Common Area by other lessees, including without limitation the Lessee.

ARTICLE 8

COMPLIANCE WITH LAW

The Sublessee shall comply with the written instructions made by the lessor or by the Lessee in accordance with the Provisions applicable to the Building and he shall comply with such Provisions. The Sublessee shall be liable to the Lessee for non-performance of such instructions or for acting contrary to the Provisions.

ARTICLE 9

ALTERATIONS, ADDITIONAL WORKS AND IMPROVEMENTS

9.1.	“Alterations” shall mean any and all alterations, additional works or improvements in the Premises arranged by the Sublessee. Any and all Alterations shall be made upon the Lessee’s prior written consent. The Sublessee understands that certain Alterations might require the lessor’s prior written consent and appropriate arrangements with the lessor.

9.2.	Compliance with Provision. While making Alterations the Sublessee shall ensure that all work is done with professional care using the materials of the same or better quality than those used in the construction of the Premises and he shall comply and ensure the compliance with the Provisions and any and all instructions issued by virtue of law by competent authorities.

9.3.	Removal of Alterations. A possible removal of Alterations shall be discussed in advance with the Lessee upon obtaining his consent to the Alterations. The Sublessee shall not remove any Alterations without the Lessee’s consent. In each case the Sublessee shall arrange, at his own expense, repair of damage, if any, caused by the removal of the Alterations.

ARTICLE 10

CONDITION, REPAIRS AND MAINTENANCE OF PREMISES

10.1.

Maintenance arranged by the Lessee. The Lessee shall notify the Sublessee that in accordance with the lease agreement the Lessee shall arrange minor repairs in the Premises in order to keep the Premises in good repair, including replacement of fluorescent lights, stabilizers and bulbs and other minor works (minor repairs of installations, if the damage has been caused by the Lessee or the persons for which he is responsible, minor repairs and maintenance of floors, internal doors and windows). The Sublessee shall arrange the works referred to in the prior sentence in respect of the Premises and the Lessee shall not be liable for them. However, the Lessee may commission the lessor with such minor services on a one-off or regular basis, which shall be also binding upon the Sublessee and the Sublessee shall be notified thereof in advance. In such a case the lessor shall charge the Lessee with the costs of such service in his consecutive invoice, and the Lessee shall charge the Sublessee with those costs for the services provided in respect of the Premises, unless the Lessee, the Sublessee and the lessor agree that the costs of such services shall be settled otherwise (e.g. through signing an agreement directly between the Sublessee and the lessor).

10.2.	Maintenance arranged by the lessor. The Lessee shall notify the Sublessee that under the lease agreement between the Lessee and the lessor the lessor is obliged to arrange any repairs and replacements in the Premises, Building (including fixtures and fittings in the Building) other than those which shall be arranged by the Lessee under the lease agreement (and by the Sublessee under this Agreement). The Sublessee shall notify the Lessee if such works are required.

10.3.	Time limit for the performance of work. All works to be performed under this Article shall be performed immediately, but not later than within 24 (twenty-four) hours in the case of Emergency (in accordance with the following definition) or 20 (twenty) days in other cases. Should it be impossible to performed the works in the prescribed time limit of 24 (twenty-four) hours or 20 (twenty) days, respectively, they shall be commenced within that time limit and conducted incessantly and duly until they are finished. “Emergency” shall mean a situation which (i) poses threat to the health of persons staying in the Premises (ii) largely disturbs the Lessee or Sublessee in their use of the Premises or a part thereof, or (iii) disturbs the Lessee or Sublessee in their use of the car park.

10.4.	Surrender of the Premises. The Sublessee shall surrender the Premises to the Lessee in good repair, including normal wear and tear. On the day of termination of the Agreement the Lessee may demand all the Alterations to be removed, provided that they were arranged by the Sublessee. A delay in the surrender of the Premises shall result in the Sublessee’s liability for damage. The Sublessee shall assume the Lessee’s possible liability for damage against the lessor if the surrender of the Premises is delayed.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1.	Repairs. The Lessee shall notify the Sublessee that, under the lease agreement between him and the lessor, if (i) the entirety or a significant part of the Building have been damaged or destroyed, or (ii) any impediments have occurred due to which the Sublessee may not access, or it is difficult for him to access, the Building, the car park and the Common Area and the access thereto is necessary for his uninterrupted occupying and using the object of lease (the “Access”), and moreover if, acting bona fide, the lessor determines that the time limit required for the removal of the damage or destruction of the Building and restore them to the condition immediately preceding the damage or destruction, including the restoration of all improvements made at the lessor’s expense, will not exceed ninety (90) days, then the lessor shall generally (i) arrange the repair and removal of the damage and destruction and arrange the restoration of all improvements made at the lessor’s expense or (ii) restore the Access. The Lessee agrees with the Sublessee that he shall forward to the Sublessee a letter received from the lessor in this respect.

At the same time the Lessee shall notify the Sublessee that if the lessor reasonably determines that the approximate time limit required for the repair exceeds ninety (90) days or if the repair is longer by more than 60 days, then the Lessee may terminate the lease agreement by notice. Should the Lessee exercise that right, this Sublease Agreement shall expire upon the expiry of the lease agreement and the Lessee shall notify thereof the Sublessee in advance. Similarly, this Sublease Agreement shall expire if the lessor has terminated the lease agreement. If the damage, destruction or loss of the Access have occurred in the last year of the lease period, the Lessee and the lessor may terminate the lease agreement by notice delivered to the other party and the termination of the lease agreement shall effect in the termination of the Sublease Agreement as of the same date.

11.2.	Reduction of Rent. Save for the situations where the Premises are not tenantable due to the reasons on the Sublessee’s part, the Rent shall be reduced, provided that the Lessee has obtained the reduction of the rent payable to the lessor and only within the limits of the lessor’s reduction, in proportion to the share of the unsuitable area of the Premises in the not tenantable parts of the Building occupied by the Lessee. The reduction shall be settled only after the Lessee has obtained the reduction of the rent payable to the lessor.

ARTICLE 12

TRANSFER OF RIGHTS TO PREMISES

12.1.	Taking over. If the whole of the Building, Premises or the car park outside the Building have been taken over so that this Agreement may not be executed, the Agreement shall expire as of the date on which the title has been transferred or the taking over body has dispossessed the Sublessee, whichever is earlier.

12.2.	Termination of the Agreement due to significant impediments. If (i) the takeover of a part of the Premises or Building significantly impediments the Sublessee’s operation in the Premises in his reasonable opinion or (ii) the Takeover significantly impedes the Sublessee’s access to or prevents the Sublessee from accessing the Building or Premises, the Sublessee may terminate the Agreement upon a notice served to the Lessee within thirty (30) days after the Sublessee has learned about the Takeover. The Agreement shall expire upon transferring the title or dispossessing the Sublessee due to the takeover, or after sixty (60) days from the notification date , whichever is earlier.

12.3.

 Reduction of Rent. If the Agreement has not been terminated due to the takeover, then (i) the Rent shall be reduced until the day on which the title is transferred to the taking over body or the taking over body dispossesses the Sublessee, whichever is earlier, in proportion to the part of the Premises being taken over, and the Sublessee share shall be reduced pro rata, and (ii) the Lessee shall use his rights under the lease agreement to cause that the lessor commences the repair and restoration of the Building to the condition of a complete architectural unit as well as works aimed at the restoration of the remaining part of the Premises to the condition as similar as possible to that immediately preceding the takeover, at the same time ensuring the Sublessee’s access to the Premises and Building or alternative access thereto, within ninety (90) days of the day on which the title has been transferred to the Taking Over Party or the Sublessee has been dispossessed by the Taking Over Party, whichever is earlier. If the lessor fails to finish the repairs or to restore the prior condition within ninety (90) days, the Sublessee may terminate the Agreement by a notice served upon the Lessee within thirty (30) days after the expiry of the ninety-day (90-day) time limit. The Sublessee shall specify the date of termination of the Agreement, falling not later than sixty (60) days from the notice date.

ARTICLE 13

RESULT OF LESSOR’S ASSURANCES

The Lessee shall notify the Sublessee that upon concluding the lease agreement between the Lessee and the lessor, the latter made appropriate assurances in respect of the title to the real property. The Lessee has not verified the information and is not liable against the Sublessee for any third party’s claims in respect of the lessor’s valid, and free of third party’s rights, title to the real property.

ARTICLE 14

SUBLESSEE’S INSURANCE

14.1.	The Sublessee shall provide and maintain, for the whole Term of the Agreement, civil liability insurance and insurance against damage to property in respect of the assets kept in the Premises. The Sublessee shall provide the insurance from the insurance company indicated by the Lessee. The insurance shall cover the Premises and the Sublessee’s activity, as well as the contractual liability assumed in Article 15.

14.2.	Throughout the Term of the Agreement the Sublessee shall maintain standard property insurance against fire, with the extended coverage, against acts of vandalism, fraud, with the extended coverage, and against any other risks typically covered in Poland (“Against all risks”). The insurance policy shall cover the whole property of the Sublessee or the property kept in the Premises, including furniture, fixture and fittings (unless they form the improvements arranged by the Lessee or the lessor) and the remaining property of the Sublessee, up to the amount not lower than ninety per cent (90%) of the restoration cost. At the Sublessee’s option, the Lessor may decide not to cancel the deductible and to choose the incomprehensive coverage of a part of the entirety of his property kept in the Premises. The Sublessee’s decision not to cancel the deductible or to choose the incomplete coverage of the property kept in the Premises shall be without prejudice to the Lessee, and the Lessee shall enjoy such protection from losses and damage to property of the Sublessee as if the Sublessee’s property is fully covered.

ARTICLE 15

ASSUMPTION OF LIABILITY

15.1.	The Sublessee shall assume the Lessee’s liability for third party claims, if any, in respect of bodily injury, death or losses and damage to property resulting from (i) the Sublessee’s using the Premises, (ii) the negligence or wilful act of the Sublessee, his staff, representatives and visitors, or (iii) the Sublessee’s breach, non-performance or malperformance of the Agreement. In particular, to the extent indicated above, the Sublessee shall assume all the Lessee’s liability against the lessor under the lease agreement, provided that such liability results from the Sublessee’s act or omission.

The assumption of the liability shall not apply to: (i) claims and liability resulting from the negligence or wilful act of the Sublessee, his staff, representatives and visitors, or (ii) matters covered by the assumption of the liability for Hazardous Materials referred to below.

The assumption of liability shall also cover justified legal costs, expenses and fees in respect of the claims covered by the assumption of liability. The Sublessee shall have the right to defend against any claim covered by the assumption of liability. The Lessee shall fully cooperate with the Sublessee in any case in which the Sublessee has decided to defend, and the Sublessee shall immediately reimburse to the Lessee the justified costs and expenses incurred in connection with the performance of the obligation to cooperate.

The aforesaid assumption of the liability shall be contingent upon the Lessee’s immediate notifying the Sublessee of any claims and events that might lead to claims, court proceedings, complaints or liability, covered by the assumption of the liability, and such notice shall contain sufficient information to enable the Sublessee’s assessment of the grounds for the claim.

If a claim results from the negligence or wilful act on the part of both, the Lessee and the Sublessee, or the Sublessee and a third party not related to the Sublessee (other than his representatives, management, staff and visitors), the Lessee’s obligation to assume the liability and defend shall be in proportion to the Sublessee’s participation in the case.

15.2.	Lessee. The Lessee shall assume from the Sublessee the liability for third party claims, if any, in respect of personal injury, death or losses and damage to property resulting from (i) the Lessee’s acts, works and other activity undertaken in the Premises, (ii) the negligence or wilful act of the Lessee, his staff, representatives and visitors, or (iii) the Lessee’s breach, non-performance or malperformance of the Agreement.

The assumption of the liability shall not apply to (i) claims and liability resulting from the negligence or wilful act of the Sublessee, his staff, representatives and visitors, or (ii) matters covered by the assumption of the liability to Hazardous Materials referred to in Art. 21.

Unless comparable or simultaneous negligence occurs on the part of the Sublessee, his representatives, associates and subsidiaries and the directors, staff or contractors thereof,

the aforesaid assumption of the liability shall also cover the justified legal costs, expenses and fees in respect of the claim covered by the assumption of liability or paid by the Sublessee in connection with the favourable determination of the obligation to assume liability. The Lessee shall have the right to defend against any claim covered by the assumption of liability, assisted by the legal counsel approved by the Sublessee. The Sublessee shall fully cooperate with the Lessee and the Lessee’s counsel in any case in which the Lessee has decided to defend, and the Lessee shall immediately reimburse to the Sublessee the justified costs and expenses incurred in connection with the performance of the obligation to cooperate.

The aforesaid assumption of the liability shall be contingent upon the Sublessee’s immediate notifying the Lessee of any claims and events that might lead to claims, court proceedings, complaints or liability, covered by the assumption of the liability, and such notice shall contain sufficient information to enable the Lessee’s reasonable assessment of the grounds for the claim.

If a claim results from the negligence or wilful act on the part of both, the Lessee and the Sublessee, or the Lessee and a third party not related to the Lessee (other than his representatives, management, staff and visitors), the Lessee’s obligation to assume the liability and defend shall be in proportion to the Sublessee’s participation in the case.

ARTICLE 16

ASSIGNMENT AND SUBLEASE

16.1.	Assignment. The Sublessee may not transfer the rights and obligations under this Agreement to any third party.

16.2.	Further sublease. The Sublessee may not sublease the Premises or make the Premises available to any third party under any title or make the Premises factually available to any third party.

16.3.	Notification of the lessor. The Lessee has notified the lessor of his intention to sign this Agreement.

ARTICLE 17

SUBLESSEE’S PROPERTYS

17.1.	Removal of property during the Term of the Agreement. The Sublessee’s assets (hereinafter jointly referred to as the “Sublessee’s Property”) installed or kept in the Premises are and shall be the Sublessee’s ownership and may be removed by him from the Premises at any time during the Term of the Agreement. The Sublessee shall relieve any and all damage caused while removing the Sublessee’s Property.

17.2.	Removal of the Property upon the expiry of the Term of the Agreement. Upon the expiry of the Term of the Agreement or upon the termination hereof the Sublessee shall remove the Sublessee’s Property from the Premises.

ARTICLE 18

NON-PERFORMANCE OF OBLIGATIONS

18.1.	Sublessee’s Non-Performance of Obligations. Each of the following events shall be the non-performance or malperformance of the obligations under the Agreement (“Non-Performance of Obligations”):

(a)	Sublessee’s default with the payment of the Rent or any other amounts due and payable under the Agreement.

(b)	Sublessee’s non-performance of or non-compliance with any other obligations under the Agreement.

18.2.	Legal remedies conferred upon the Lessee. If the Sublessee fails to perform his obligations, the Lessee may avail himself of, separately or jointly, the following legal remedies, irrespective of seeking his claims in accordance with the Provisions:

(a)	he may terminate the Agreement in accordance with the provisions of the Civil Code.

(b)	he may take over the Premises and remove the Sublessee and all other persons and the Sublessee’s Property from the Premises, subject to the respective Provisions.

(c)	he may demand that the Sublessee pay the Rent and the other amounts due, which would be payable in the outstanding Term of the Agreement, had the Non-Performance of Obligations not occurred, less the amounts received by the Lessee if he has subleased the Premises again.

18.3.	Lessee’s Non-Performance of Obligations. The Lessee’s Non-Performance of Obligations shall mean the failure to perform the obligations under the Agreement within thirty (30) days from the day on which the a written notice has been received from the Sublessee specifying reasonably the nature and scope of the breach or non-performance of the obligations, including references to the respective provisions of the Agreement, or, if more than 30 days are required to correct the default, Lessee’s failure to take actions to correct such default or non-performance within thirty (30) days or failure to proceed with corrective actions with due care until they are finished.

18.4.	Legal remedies conferred upon the Sublessee. In the event that the Lessee fails to perform his obligations, the Sublessee may terminate the Agreement if the Sublessee’s using or occupying the Premises or a significant part thereof is largely impeded, impossible or may pose a threat to persons or property.

18.5.	Self-help. If one of the parties fails to perform his obligations, the other party may but is not required to, and shall not thus lose his rights to legal remedies in respect of the Non-Performance of Obligations, correct the Non-Performance of Obligations in a manner compliant with law and at his own expense. The failing party shall reimburse to the correcting party, upon request, all costs, expenses and expenditures incurred in respect of the correcting of Non-Performance of Obligations.

ARTICLE 19

NOTIFICATIONS

Any notifications and requests which may or shall be delivered by the parties in accordance with the Agreement shall be in writing and served in person or by registered mail to the Address of the lessor or the Lessee or Sublessee, respectively.

Notifications shall be deemed served upon the delivery thereof, or an attempt to do so if the party refuses to accept the mail. Either party may change the address for service, notifying thereof the other party in writing.

ARTICLE 20

EXTENSION OF POSSESSION

If the Sublessee still possesses the Premises or a part thereof after the expiry of the Term of the Agreement without a written arrangement between the Lessee and the Sublessee, such possession shall be deemed a lease extended on a monthly basis, subject to all the conditions and obligations specified herein, with the reservation that such a lease may be terminated by either party upon thirty-day (30-day) written notice. If the Sublessee still occupies the Premises after the expiry of the Agreement without the Lessee’s written consent, the Sublessee shall pay the rent for that period in the existing amount, unless the parties agree otherwise.

ARTICLE 21

ENVIRONMENTAL PROTECTION

21.1.	Environmental Provisions. The “Environmental Provisions” shall mean all acts, orders and other regulations in respect of health protection, occupational health, environmental conditions or hazardous materials and substances, including the materials and substances specified herein as the “Hazardous Substances”.

21.2.	Hazardous Substances. The “Hazardous Substances” shall mean all toxic or hazardous substances, materials, waste, pollutions and contaminations defined or listed in or subject to the respective governing Provisions which relate to or determine the liability or standard procedures in respect of the environment protection, health protection and occupational health, including without limitation (i) chlorine solutions, (ii) petroleum by-products or products of petroleum origin, (iii) asbestos and (iv) poly biphenyl chloride.

21.3.	Obligations of the Sublessee. The Sublessee undertakes to comply with all the Provisions in this respect and covenants that:

(a)	the Sublessee, his staff, representatives or contractors shall not use, generate, create, produce, store, release or discharge Hazardous Substances in the manner contrary to the Provisions on Environmental Protection in the Premises or in the vicinity thereof or outside, or transport Hazardous Substances to and from the Premises.

(b)	The Sublessee shall immediately notify the Lessee in writing of:

(i)	proceedings or investigations in respect of Hazardous Substances existing in the Premises;

(ii)	any and all reported or threatening third party claims against the Lessee or the lessor in respect of damage or injury caused by Hazardous Substances;

(iii)	the Sublessee’s reporting a condition or event in the Premises, which might lead to the use or occupation of the Premises or a part thereof being limited in connection with the Provisions on Environmental Protection.

(c)	The Sublessee shall protect and assume the liability from the Lessee, his directors, partners, staff, representatives, parent entities, subsidiaries, legal successors and assignees for losses, damage, expenses and liability (including justified legal expenses) resulted from or indirectly related to the use, production, storage, release, discharge or presence of Hazardous Substances in the Premises (or outside the Premises) caused by the Sublessee, his staff, representatives or contractors, or to the violation of any of the declarations, covenants, statements and consents, including i.a. costs of required or necessary repairs, cleaning or decontamination of the Premises and the preparation and performance of the closing plans, repair plans or any other necessary plans. If the impediment in use of the Building is longer than 30 (thirty) days, the Lessee may terminate the agreement by notice.

If the presence of Hazardous Substances or the violation of the Provisions on Environmental Protection (other than caused by the Lessee, his management, staff, representatives, parent companies, subsidiaries, legal successors, assignees or contractors) expose the health or safety of other lessees, their staff or visitors to risk which is unacceptable in the Lessee’s reasonable opinion, and the condition has not been corrected within 30 (thirty) days of the notification of the Sublessee by the Lessee thereof, the Lessee may terminate the Agreement.

21.4.	This Article 21 shall remain in force after the termination or expiry of the Agreement.

ARTICLE 22

ADDITIONAL PROVISIONS

22.1.	Cancellation of encumbrances. The Sublessee shall not assume or allow for creating on the Premises or Building any encumbrance to the benefit of a contractor or supplier, and if such encumbrance is created, he shall immediately repay or discharge or cancel the encumbrance within thirty (30) days after the Lessee has notified him thereof. If the Sublessee fails to timely pay, discharge or otherwise remove such an encumbrance, then the Lessee may pay the liabilities in respect of the encumbrance, and the amount paid by him shall form an Additional Rent payable to the Lessee by the Sublessee.

22.2.	Severability clause. If any of the provisions of this Agreement has been deemed invalid or ineffective, then such a provision and the remaining provisions of the Agreement shall remain valid and effective to the maximum extent permitted by law. If any of the Provisions of the Agreement might be construed alternatively and the one construction deems it valid and the other invalid, then the construction which deems it valid shall be admitted, as agreed by the parties.

22.3.

Integrity of the Agreement. This documents forms the entirety of the relationships between the Parties in respect of the Premises and shall supersede any and all oral declarations and covenants, and prior written arrangements, unless they are included herein. Any and all amendments to this Agreement shall be in writing and signed by both Parties. For the avoidance of doubts, either Party may append any document with a certified date.

22.4.	Competent law and jurisdiction. This Agreement shall be governed by and construed and executed under the Polish law. The Parties agree to amicably settle any and all disputes arising from this Agreement. Should it be impossible for the Parties to reach a settlement in writing, then any and all disputes under this Agreement shall be submitted by the Parties to the Arbitration Court of the National Chamber of Commerce in Warsaw, Poland, in accordance with the Rules and Regulation of that Court. All proceedings shall be conducted in Polish.

22.5.	Non-waiver. Any Party’s failure to object against the acts undertaken or abandoned by the other Party, irrespective of the time thereof, shall not constitute the waiver of any rights hereunder. If any of the Parties has not exercised its legal remedies in respect of the violation of any of the provisions hereof, this shall in no event be deemed the waiver of the remedies under the other provision of this Agreement or consent to the further violation of the same or any other provision. If any act of the Party is subject to the consent of approval of the other Party, then such consent or approval granted in that particular case shall not be deemed consent to or approval of the act in any other case. The extension of the time limit to perform any of the obligations or acts shall not be deemed the extension of the time limit to perform any other obligations or acts.

22.6.	Construction. The header has been inserted only for the convenience of the Parties and they do not form a part of this Agreement.

22.7.

Joinder of legal remedies. To the extent permitted by the Provisions of law, the legal remedies conferred upon each Party under the Agreement or the Provisions shall, in the case of the violation of any of the provisions, be deemed individual and severable, and may be applied concurrently, unless they are deemed contradictory by virtue of the Provisions, thus excluding the option to apply any other measure.

22.8	Authorization. Each Party declared to the other Party that the person signing hereunder on behalf of the Party has been duly authorized to do so. The Lessee declares that Art. 230 of the Code of Commercial Partnerships and Companies does not apply to him, since it was clearly excluded in the deed of company’s formation. [The Sublessee declares that he obtained the consent of the Shareholders’ Meeting on [ ]].

22.9	Document specifying the Commencement Date. Should the Term of the Agreement commence on the other day than that indicated in Art. 1, the Lessee shall, within thirty (30) days of the day commencing the original Term of the Agreement, prepare, sign and submit to the Sublessee for signing, a document specifying the Commencement Date and the end date of the Term of the Agreement.

22.10	Rules and regulations. The Sublessee shall make reasonable efforts to ensure that his staff, agents and any other persons permitted by him to enter or occupy the Premises comply with the rules and regulations adopted by the lessor in respect of the behaviour of lessees and others.

22.11	Exclusions of liabilities. The time provided for the lessor and lessee’s performing their obligations hereunder shall be extended by the period of delay caused by force majeure. Force majeure shall mean wars, natural disasters, strikes, protest and other work conflicts, decisions issued by competent governmental authorities, courts or regulators, as well as interruptions in supplies, blockades, embargoes, riots, or other similar events which are beyond the control of the Party obliged to make a performance (but save for the financial incapability to perform the obligations, irrespective of the reason). The Lessee shall not be liable against the Sublessee for non-performance or malperformance of the Agreement due to the act or omission of a third party (e.g. media suppliers). However, the Lessee shall take appropriate measures available for him to duly perform such obligations.

22.12.	Lawyers’ fee. If any legal steps have been taken to enforce any of the conditions of this Agreement or obtain any amounts due as the rent hereunder, or actions caused by the violation of any of the provisions or conditions hereof or actions aimed at the surrender to the Premises to the Lessee or the eviction of the Sublessee, then the winning party shall have the right to recover (as part of the costs of the proceedings, not the compensation) reasonably justified legal costs and fees in the amount determined by the Arbitration Court. For the avoidance of doubts, the Arbitration Court may determine such costs using the standard rates applicable by that Court.

22.13.	Non-disclosure and confidentiality clause. The Parties acknowledge that the conditions of this Agreement and details of the negotiations and execution hereof shall be confidential.

Both Parties may notify their parent companies of the conclusion of this Agreement. The parent companies which are listed on stock exchanges may, at their option, publish the information on conclusion of this Agreement if it is required by the provisions of law in the operation. If published, such information should be brief and concise and in the typical form as applied in a given country.

The Sublessee declares that the lease agreement between the Lessee and the lessor has been made available to him. The Sublessee hereby agrees to keep confidential the agreement or any details revealed to him (even if only by reference made herein) and not disclose them to other parties.

22.14.	Reasonable grounds. In order to determine whether any decision or act has been taken and any consent granted or declined based on reasonable grounds, the Parties shall apply the following criteria and arrangements:

(a)	the provisions or arrangements included herein stating that the Parties should act and take decisions based on reasonable grounds and shall not decline their consent or approval without justified reasons, may not be challenged;

(b)	the determination whether the party has had reasonable grounds must be based upon common sense;

(c)	factors deemed reasonable for the business lease shall be taken into consideration;

(d)	the decline to consent or approve shall be deemed unreasonable if it has been made contingent upon the one party making payment or any other pecuniary or non-pecuniary performance to the other party and such payment or performance is not required by this Agreement.

Similar circumstances should be taken into consideration while determining the acting with due care.

22.15.	Waiver of consequential claims. The Sublessee and Lessee waive all claims for consequential damage, which may be sought from the other Party in the case of the violation, breach or non-performance of the requirements and obligations hereunder. Illustrative consequential losses include i.a.: sunk profits, unrealized possibilities to conclude transactions, impediments in respect of expected transactions or business relationships, equity losses in respect of property (the Building or other assets).

22.16.	Obligation to act bona fide and fairly

This Agreements requires to act bona fide and fairly while executing the Agreement and fulfilling the provisions hereunder.

The Sublessee and Lessee, mutually obliged to act truly and fairly while executing the Agreement, agree in respect of their mutual obligations that:

(a)	either Party shall act in compliance with law and the provisions governing his duties and obligations;

(b)	either Party shall assist the other Party in the other Party executing his obligations;

(c)	either Party shall avoid impeding the other Party executing his obligations;

(d)	either Party shall perform his obligations hereunder in a fair and true manner

22.17.	Condition of the Premises. The Lessee shall turn over the Premises to the Sublessee in the same condition as received from the lessor. The condition of the Premises has been described in detail in the protocol of receipt.

22.18.	Net amounts. All the amounts specified in this Agreement are stated net and shall be increased by the tax on goods and services (VAT), if applicable.

22.19.	The exchange rate, statutory interest. All the amounts payable hereunder shall be translated at the average exchange rate announced by the President of the National Bank of Poland on the date of issuing an invoice or requesting payment.

22.20.	Termination. If no period of notice of the termination of the Agreement has been indicated, the Agreement shall be deemed terminated without notice, unless this Agreement provides otherwise. The expiry of the lease agreement between the Lessee and the lessor shall result in the expiry of this Agreement and the Lessee shall not be liable against the Sublessee in this respect.

ARTICLE 23

CONSTRUCTION OF BUILDING

23.1.	Display of signs. The Lessee shall take necessary steps to agree with the lessor a generally accepted manner of displaying the sign that the Sublessee operates in the Premises (notice boards).

23.2.	Telecommunication lines. TPSA shall be the provider of telecommunication services. Charges for telephone calls made by the Sublessee shall be calculated based on the rates of TPSA after the receipt of an invoice. Upon the Sublessee’s request the Lessee shall present him with a detailed list of telephone calls made.

23.3.	Security. The Lessee shall notify the Sublessee that the lessor ensures the control of the access to each floor and the Building by means of magnetic cards

The lessor arranged the security system, which is under the Lessee’s control.

23.4.	Under the lease agreement concluded between the Lessee and the lessor the lifts were indicated that the Lessee shall indicate to the Sublessee and that shall be earmarked for the sole use of the Lessee and Sublessee. The Sublessee shall have the right to use other lifts in the Building jointly with other lessees if the Lessee obtains consent thereto.

ARTICLE 24

MISCELLANOUS

24.1.	Language. Copies of the Agreement. This Agreement has been drawn up in Polish. Either Party receives one copy of the Agreement.

This Agreement has been duly concluded by and between:

Sublessee:	Lessee:

Bowne Global Solutions sp. z o.o.	Microsoft sp. z o.o.,

[signature (illegible) and stamp:]
Tomasz Bochenek, Chief Executive Officer